EXHIBIT 99.1

TRIMERIS INTERIM UPDATE

September 25, 2003

5:30 pm ET

Operator:

Good afternoon, my name is Derrick, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Trimeris Interim Update. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star followed by the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

This call may contain forward-looking information about the Company’s financial results and business prospects and involves substantial risks and uncertainty. These statements can be identified by the fact that they use words such as expect, project, anticipate, intend, plan, believe, and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activity, regulatory authorizations, and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials, and our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC. Thank you. Dr. Bolognesi, you may begin your conference.

Dani Bolognesi:

Thank you for joining us this evening on our – for our conference call. We welcome those of you participating by phone, as well as those of you listening over the Internet. Notice of the call on the Internet site was included with the press release issued this afternoon. With me are Nick Ellis, President, Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations, and Tim Creech, Vice President of Finance with Trimeris. George Abercrombie, President and CEO of Roche North American Pharmaceutical Operations, is joining us by telephone.

The purpose of this call is to provide Trimeris’ investors and the financial community with an interim update on the launch of FUZEON and initiatives being taken by Roche and Trimeris to enhance the long-term success of this important new medicine.

Drug shipments of FUZEON, the first HIV fusion inhibitor and first injectable HIV medication, to U.S. patients began on March 27, 2003. In order to ensure a continuous supply of drug in the face of potential manufacturing shortfalls, a progressive distribution program was put in place in the United States. Since launching the drug, improvements to the manufacturing program have occurred, significantly increasing the production output. However, we have faced a number of issues in the early launch period of FUZEON.

The total number of patients receiving FUZEON in the United States continues to increase in the early stages of launch. And, the number of new patient prescriptions has been relatively constant at around 500 per month in the third quarter. As a result, we expect net revenues from the sale of FUZEON in the United States for the third quarter of 2003 to be in the range of $9.5 to $10.5 million.

In July, we told you that the total demand from launch to the end of Q2 was 4,500 patients. As of mid-September, that number has grown to approximately 5,700 total requests for FUZEON. During the six months since launch, we determined that there were about 500 prescriptions, which will most likely not be filled for various reasons. Among the remaining 5,200 active prescriptions, 4,200 have been shipped and 1,000 are currently in various stages of processing.

There are three important issues facing the commercial launch of FUZEON: reimbursement related issues; the use of a unique prescription fulfillment process, via a single source distributor; and limited physician and patient experience with chronic administration of an injectable HIV drug. Roche and Trimeris are intensely focused on the implementation of a number of key initiatives to enhance access and utilization of FUZEON.

Efforts to enhance reimbursement and access are critical in this early stage of the FUZEON launch. Significant progress has been made in reimbursement with 100% of Medicaid and private insurers and 28 state AIDS drug assistance programs providing coverage for FUZEON.

FUZEON is, however, currently reimbursed by managed care insurers using two mechanisms, through the standard prescription drug benefit plan and for some insurers as an injectable drug versus a typical oral anti-HIV medication. This complicates prescription fulfillment and imposes a higher co-payment for some patients. We are working to uniformly establish FUZEON as a formulary listing similar to all oral anti-HIV medications, to address the high co-payment issues and requirements, and to reduce restrictions to access imposed by prior authorizations or medical use criteria.

Currently, the progressive distribution program utilizes a single source distributor resulting in very different dispensing logistics compared to prescription fulfillment for other HIV drugs. We continue to make significant progress accelerating prescription order fulfillment, increasing clinician support services, and ultimately transitioning to traditional multi-source distribution channels based on our confidence in manufacturing.

Roche and Trimeris will continue to share new clinical data as appropriate at medical conferences and for support physician education programs highlighting the immunologic and virologic benefits of FUZEON across the full range or treatment-experience patients included in the Phase III pivotal trials. In addition, education programs will focus on familiarizing patients with the benefits of FUZEON and the use of an injectable anti-HIV drug. FUZEON’s clinical efficacy and safety are well demonstrated, and we continue to be committed to its long-term success.

I would like to provide you now with a brief European update. European marketing authorization for FUZEON was received on May 27, 2003. FUZEON has achieved reimbursement and has been launched in Austria, Denmark, Finland, France, Germany, Ireland, Netherlands, Norway, Sweden, Switzerland, and UK. In EU countries where FUZEON is reimbursed and launched, early trends indicate that sales are tracking close to projections. Reimbursement is still pending in other key European countries including Belgium, Greece, Italy, Portugal, and Spain.

Chronimed has become a full service specialty pharmacy reporting to IMS effective August 2003. And, in the near future, IMS should be able to report demand figures for FUZEON as they do for other prescription drugs. Further updates will be provided about this subject on our quarterly earnings call scheduled for October 15, 2003.

Roche and Trimeris are committed to the long-term success of FUZEON. We strongly believe in this important new medication, which has been firmly validated at large-scale pivotal trials, the first of their kind in heavily treatment-experienced patients. We will continue to work with our colleagues at Roche to ensure the commercial success of FUZEON and its broad adoption as a new standard in the management of treatment-experienced patients.

Let me now turn the call over to Mr. George Abercrombie, President and CEO of Roche North American Pharmaceutical Operations. Mr. Abercrombie is a renowned figure in the marketing world, where he has 20 plus years of experience in several major pharmaceutical companies. As you will see, he has taken a personal interest in the

FUZEON launch and will now provide you with his perspectives and outlook for the product.

George Abercrombie:

Dani, thank you for giving Roche the opportunity to participate in this conference call. Let me begin by just sharing with everyone how optimistic our company is regarding the long-term outlook for FUZEON. And, we are deeply committed to the success of this remarkable new medicine.

When you step away from all of the details, we cannot lose sight of the fact that this virus is not abating. This virus is not becoming less virulent. Resistance to the current classes of drugs is rapidly increasing, all leading to the medical imperative for FUZEON.

And, we all know from the clinical studies that FUZEON works. FUZEON plus an optimized background yields better results and more durable results over time. And, I can certainly say personally, all you have to do is meet personally with the patients whose lives have been transformed by this remarkable product.

Now, let me get into our view of the launch. And, Dani shared with you a couple of the issues that we are facing on the reimbursement side and the notion of a unique distribution system. There is one other I would like to mention before I get into our success and then our actions going forward. We, at launch in March, had limited physician and patient experience compared to other new HIV drugs. Prior to launch, only about 250 of the top 2,000 AIDS treating physicians in the U.S. had any experience with FUZEON. Now, this differs from the point of launch for other new HIV medications in that other medications generally had very large expanded access programs prior to launch allowing for more physicians and patients to have experience with the medication before FDA approval.

Now, our experience before launch was limited because of the pre-launch supply constraints. So, we believe going forward that gaining experience with FUZEON is very important for physicians. And, as they gain more and more experience, they will see first hand the benefits of this new medicine and patients, too, will learn how to incorporate this product into their lives. And, in a moment, you will hear that our efforts to ensure greater experience for both patients and physicians as a hallmark of our action plan in the future.

Now, Dani alluded to these, but I believe we’ve had a number of significant successes to date on the reimbursement side, 100% of all state Medicaids now cover FUZEON; 28 ADAPs representing 75% of ADAP covered lives cover the product now; and 99%, the vast majority of private insurers, are covering FUZEON.

Regarding the use of our unique distribution process through Chronimed, we are now processing the vast majority, about 80% of new prescriptions in 10 days or less, shipping products within 10 days of receipt of the prescription.

Regarding the limited physician and patient experience, now as of mid-September, over 1,500 physicians have prescribed FUZEON. And, they’re beginning to incorporate the training and the practice to use this product into their practices using nursing services that we have provided and educational services.

We have a Nursing Answer Center that is a telephone hotline created to help patients with FUZEON on a 7 day a week basis with their questions and to aid them as they become familiar with the injection process. We have also held and will continue to hold for patients informational peer-to-peer programs around the country to learn more about FUZEON. And, patients are participating in ASO, that’s AIDS Service Organization, support groups.

Now, let me move toward our actions going forward. There are a number of initiatives that are in place that we believe will lead to expanded uptake of FUZEON moving forward. On the reimbursement and distribution side, our account managers throughout the nation know the formulary status of FUZEON, both with public and private payers. And, we’re working to ensure that we establish a formulary listing similar to all other HIV medications.

On the distribution side, in October, Chronimed, our sole distributor, will expand to their retail arms their StatScript pharmacies distribution of FUZEON. So, StatScript pharmacies, and there are 28 of them around the country, will now being accepting prescriptions which will dramatically improve the personal interface between physicians and patients and pharmacists, while continuing to help patients navigate through the reimbursement arena to make FUZEON available in a timely manner.

Our goal is ultimately to transition to more traditional multi-source distribution channels improving based upon our improved manufacturing capacity, and this move toward the retail outlets is the first of what we view as other moves in the next year and the first half of the year to expand distribution.

For physicians, we continue to share appropriately all of the new clinical data at medical conferences. We are using many different venues to educate doctors on the benefits and a full clinical profile of FUZEON including our representative sales force, peer to peer programs, regional and national symposium, as well as, CME symposium during all of which we are highlighting the immunologic and virologic benefits of FUZEON across a full range of treatment experienced patients.

And, for patients, we will continue the local education programs focusing on familiarizing patients with the profile of this product and the use and acceptability of an injectable HIV medication. In addition to the well-received hotline that I mentioned, we have created a web site, fuzeon.com, to continue to provide information to patients and an introduction to FUZEON package. And, then early in 2004, we plan to introduce a direct to patient promotional journal campaign. So, in summary, we are indeed very optimistic about the long-term prospects of FUZEON.

We deeply believe in fusion inhibition. We believe it is the way to beat viral resistance. And, we have a multi-prong, multi-faceted action plan to address reimbursement, distribution, prescribers, as well as, patients moving forward to ensure the long-term success of this product.

Dani Bolognesi:	Thank you very much, George. Mr. Abercrombie and our team here are now ready to answer your questions.

Operator:

At this time, I would like to remind everyone, in order to ask a question, please press star followed by the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Yaron Werber with SG Cowen.

Yaron Werber:

Hi, good evening. I had a question – regarding your – you mentioned in the press release that it’s tracking according to projections. Are you – should we be assuming – I think, previously you mentioned about two-thirds of scripts are going to be in the U.S. and a third in Europe. Is that what you mean by that? Or, is that – or are you referring to the street projections?

Dani Bolognesi:

Yaron, no, what we’re talking about – it’s not a split between U.S. and Europe. It’s – the notion here is that it’s very early days in Europe right now. But, it seems that in countries where reimbursement has been achieved and reimbursement in those situations has been complete and the launch has taken place without restrictions, that the numbers, the early numbers that are coming in are tracking with projections in those countries.

Yaron Werber:

Okay, and then do 1,000 patients who are currently in the process of obtaining reimbursement and waiting for the product, should we assume that the vast majority, maybe 80% of them are going to get it within 10 days?

Dani Bolognesi:	Walter, is the 10-day figure correct, as far as reimbursement is concerned?

Walter Capone:

Yes, that 10-day figure really refers to the new prescriptions coming in at this point in time. We obviously have some patients who are still undergoing the encumbrances of is there employer of their insurance plan have specific requirements and administrative problems. So, those are taking a bit longer to get through.

Yaron Werber:	But, your reason…

Dani Bolognesi:	There is a high percentage of those is probably going to convert quickly.

Yaron Werber:	Okay, great, thanks very much.

Operator:	Your next question comes from Thomas Wei with Piper Jaffray.

Thomas Wei:	Thanks very much. Given the recent trends that you’re seeing in prescription, can you give us an estimate of what you project you’re going to end the year with in terms of worldwide and U.S. patients?

Dani Bolognesi:

Yes, the – at this moment, Thomas, it’s very difficult for us to provide you with any guidance for the fourth quarter. We are – as we’ve said, we are looking at a current rate, which is relatively constant.

Mr. Abercrombie has just indicated that a number of measures have been put in place to accelerate the launch and intensify efforts to increase the uptake of FUZEON. And, we will be watching this very closely in the coming weeks and months.

Thomas Wei:

Okay, and just to clarify on the European comments here following up on your own question, I guess, you had had certain projections originally for U.S. patients and then for European patients. Am I to interpret that while the U.S. here is potentially falling short, that you’re still on that original projectory for Europe, so that the

Dani Bolognesi:

Again, I want to emphasize that this is very early days in Europe. It’s an interesting observation at this point that suggests that in countries where the reimbursement issues are fundamentally handled 100%.

And, in countries where the launch has not been restricted in any way by supply or distribution, that at this moment, it appears that these – that the prescriptions are tracking with projections.

Thomas Wei:

Okay, and then maybe a question for George. Can you give us a sense of where Roche is on the development of T-1249, where that stands? And, we’ve had a couple of early Phase I/II trials that have completed. What are we waiting for prior to the initiation of additional trials?

George Abercrombie:	Thomas, that’s really a question for Dani.

Dani Bolognesi:	Right, is that okay, Thomas?

Thomas Wei:	Oh yes, sir.

Dani Bolognesi:

Okay, so T-1249 at the moment, as you know, has undergone a Phase I/II program, where we have reported on 50 patients results in individuals who have developed resistance to FUZEON. Now, at the moment, there are a number of milestones that T-1249 must meet in order to initiate the Phase II program. And, I believe, we’ve discussed this with you in the past.

And, the factors include that the ability to scale up the manufacturing process; the completion of formulation work to support chronic dosing; and the finalization of clinical protocols in regulatory discussions. All of this is in the works. And, we anticipate initiating the Phase II program early, I would say, in the early part of 2004.

Thomas Wei:

Thanks, and then one final question and I’ll jump back in the queue. How should we think about modeling changes in the selling and marketing then for the product given the balance of potential lower sales with some of these initiatives that you’ve discussed? I think, you’ve talked about maybe the Roche spend for the year being about $60 to $70 million. Is that still a good number?

Dani Bolognesi:

I think, that there’s no question that we are intensifying our activities in this area, as George as indicated. As far as we can tell at the moment, we will remain pretty much where we told you before. However, I would like to turn this over to George. Because, he’s got his hand on the throttle here and might be able to clarify what his plans are.

George Abercrombie:

Well, I’m not – I cannot be specific about any level of spending. But, what I can say is that FUZEON really transforms the treatment of HIV in many ways. And, as I indicated, our action plan going forward is multi-faceted focusing on patients, physicians, distribution, reimbursement. And, we’re committed to the long-term success of the brand. And, based on my experience, the first year of a brand’s life is critically important. And, we will continue to invest what we need to make sure this is successful.

Thomas Wei:	Thank you.

Operator:	Your next question comes from Julian Baker with Baker Brothers Investments.

Julian Baker:	Hey everybody. Can you hear me?

Dani Bolognesi:	Yes, Julian.

Julian Baker:

Okay, great. I have a couple of questions. But, first for Dr. Abercrombie. Dr. Abercrombie, you’ve obviously spent some time thinking about FUZEON and the launch and trying to analyze, you know, how it’s going and what needs to be changed.

I think, one of the questions I have is in talking to doctors who are HIV treating physicians, many of them have had a couple of patients of treatment experience but not – but, they’ve tried it once or twice and they are kind of waiting to see how those patients do before they decide how broadly in their patient population to prescribe FUZEON.

And, I was wondering, what’s the message that – or what are the messages that you think can be most effective in converting doctors from trying it once or twice to getting them to use it in a broader set of patients who really need it?

George Abercrombie:

Julian, I was with about 10 HIV prescribers in the metropolitan New York area last night. And, first of all, the pattern you described is not uncommon for HIV therapies in general. For new therapies, HIV treaters try it out in a few patients initially, see the response, and then their experience grows from there. So, what we are seeing, as I think, you accurately described is not unique.

The message for all practitioners is very simple. All you have to do is look at the data. The TORO studies are unprecedented in demonstrating the efficacy of FUZEON. No matter what your optimized background may be, adding FUZEON – and, the earlier you add it the better, lowers the viral load; increases your CD4 count; and dramatically enhances the durability of that pattern persisting over time. So, our message is just focusing on the clinical results. We believe the results of the studies are what will create the medical imperative to use FUZEON.

Julian Baker:

And, I guess, the question is – is there going to be something different in sort of, you know, over the next several days, weeks, or months in terms of how FUZEON is presented to physicians from how it was presented to physicians in the first few months of launch?

George Abercrombie:

Well, I think, you know, we have to remember, we’re still early in the launch. And, over the next few months, we will have our sales force calling on physicians and a lot of time, early on a lot of time has been spent focusing on the distribution and reimbursement issues.

I think, it’s fair to say that the issues we have faced – for instance, Dani mentioned, that some plans are covering FUZEON as a medical benefit and not a prescription benefit and that – for those plans, it opens up a whole host of different issues on HIV reimbursement.

Physician offices have not been accustomed to faxing a prescription or mailing a prescription and then dealing with prior authorization issues over the phone with Chronimed or the payer. So, a lot of time during the first few months have been spent on distribution and reimbursement, as well as, conveying the clinical messages. But, I can assure you that we’ve gotten a lot of the bugs worked out and made significant progress on both reimbursement and distribution.

So, our obsession and laser-like focus now is going to be on peer-to-peer meetings; thought leader to prescriber interfaces; CME programs; and our representative selling efforts. There is truly a laser-like focus on conveying the clinical benefits going forward.

Julian Baker:

Okay, thanks. And, Dani, if I could ask you a question on the numbers that you laid out in your prologue, just so that I have them clear. What I wrote down is you have – I believe, what you said was 4,200 paying patients on drug and then 1,000 in the queue. Did I get that right?

Dani Bolognesi:	We said, 4,200 patients on drug and 1,000 in the queue.

Julian Baker:	Okay, and can you tell us of those 4,200, how many are patient assistance patients?

Dani Bolognesi:	I don’t think we have – I don’t think – no, at this moment – let me see, just a second.

Walter Capone:

Yes, Julian, we have a number of initiatives that are designed to help patients who don’t currently have insurance coverage or a difficulty paying for the entire amount or under the current coverage, the reimbursement assistance program, as well as, the patient assistance program.

Right now, the patient assistance program since inception and its implementation has been primarily a transitional oriented program trying to assist patients during the process of their obtaining longer term coverage. We haven’t ever and it’s not really our policy to comment on the size and dimensions of these programs, though.

Dani Bolognesi:

I think, another way of putting that – the reason I was holding off there, Julian, is that, this is a bucket where there’s a lot – there are a lot of patients that are transitioning from initially in the – called in the patient assistance program, where they then receive assistance in getting reimbursement and they move through. So, it’s a transitional program. And, then there is a small proportion of that that is true a patient assistance program. But, I don’t have the numbers to give you on how that splits up and it’s a moving target.

Julian Baker:	Okay, and then, two other clarifications. That 4,200 number compares to, I believe, it was 2,200 patients on drug, as of the end of the June quarter?

Dani Bolognesi:	That is correct.

Julian Baker:	And, then the – help me with, if there’s 4,200 patients on drug and 1,000 patients in processing, Dani, you had mentioned, I think, a 5,700 number.

Dani Bolognesi:	That’s right.

Julian Baker:	What’s that – how does that relate to the sum of 4,200 and 1,000, which gets me to 5,200?

Dani Bolognesi:	We indicated – and, maybe that went by that there are 500 prescriptions that we consider in an inactive category right now, that more than likely will not be filled for a variety of reasons.

Julian Baker:	Okay.

Dani Bolognesi:	That’s the difference between the numbers.

Julian Baker:	So, it’s 4,200 on and 1,000 in process. And, this 500 patient per month that you’ve been running at during this quarter, that’s the number you’re hoping to have a positive upward impact on?

Dani Bolognesi:	We hope so.

Julian Baker:	Okay.

Dani Bolognesi:	I believe, what George is doing is really aimed at doing exactly that.

Julian Baker:	Okay, guys, thanks a lot, appreciate it.

Operator:	Your next question comes from Steve Harr with Morgan Stanley.

Steve Harr:

Good afternoon, I have a couple of questions. I guess, I’m starting and maybe goes to some of the things that Julian was beginning to talk about. Right now, the average reimbursement, the price is $20,000.

You had 2,250 patients on drug. If you take that even times 4,000 for the quarter, you’re going to get to your number. And, clearly, you’ve been adding patients throughout the quarter. So, what – help us get a handle around what your average price per drug is right now, average reimbursement per patient, I guess, you could say right now.

Dani Bolognesi:	As we indicated, I think, at the end of the second quarter conference call, is talking about a gross to net figure, Steve, is that what you’re trying to get at?

Steve Harr:

Well, you’re giving us $10 million or so for the quarter, which is in the middle of what you discussed. And, if you were to take, you know, if you start with 2,250 patients and you end up with 4,500, that means your average, you know, that even with the 2,250 patients, you’re getting a – you’re getting a $4 million quarter run rate. You should be getting an $8 or $9 million across that. And, I’m trying to figure out what your average price, your average reimbursement that means I can stand below $20 million.

Dani Bolognesi:

I think, there are two factors or there are a number of factors but two that play a more important role here. Obviously, there’s a time lag between when the orders are received and the actual reimbursement or payment take place and when, also, we sell drugs to Chronimed and when we book sales.

So, that’s one facet of it. The second facet is the – ultimately, one ends up being a gross to net adjustment, which is completely predicated on the mix of payers, public, private, etc. So, we know, we’ve indicated previously that adjustment on a gross to net basis is in the 10 to 15% range. And, then in terms of the timing to receive the payment, that is somewhat payer specific. But, it’s in the two week to four week lag time range.

Steve Harr:	I guess, the numbers still don’t add up, if you were to start with, you know. Maybe we can walk through this offline.

Dani Bolognesi:	Yes, that may be better. It’s a complicated formula, Steve. And, it might be best done offline. But, basically those are the numbers.

Steve Harr:

And, if you were, again, to go with the 4,500 patients you now have 5,200, it seems like that tends to be lower than 500 prescriptions per month, which means you must be having to have drop out. What are the dropout rates you’re seeing?

Dani Bolognesi:

No, I think, if you go from 4,500 and add 2.5 months at a rate of 500 patients per month, you get 5,700, rough 5,750. If you subtract that 500 number that I told you indicate prescriptions that in the inactive category, then you come out with the right number.

Steve Harr:	Okay, maybe we should just have done that off of the end of July or at the end of June. And, then what is the....

Dani Bolognesi:	Oh yes.

Steve Harr:

What’s your co-pay right now? And, how do you drive that down? I know, it obviously differs across a number of – across every reimburser. Can you give us some sense of what the average is and what kind of system you guys have implemented to make the drug more affordable for patients?

Dani Bolognesi:	I think, George is probably more suited to answer that question than us. George?

George Abercrombie:

Sure, the co-pay varies dramatically by payer, by insurer, and by benefit design from $0 to, in some cases, up to a half of the price. And, you know, that’s not uncommon for drug therapies in general. So, it’s all over the board. And, as both Dani and I have said, we are working diligently with payers to ensure that first FUZEON is put on a level playing field with all oral medications and provided as a part of the prescription benefit.

And, then we’re working to make sure that any prior authorizations that may be in place or co-pays that are inappropriate are brought down and made much more tolerable. And, we have account managers in the field throughout Roche here and we have a very good handle on specific accounts. We have good relationships with accounts. And, we’re working with them on this. And, we’ve already made progress and expect to make more progress.

Steve Harr:	How long do you think it will take?

George Abercrombie:

Well, we’ve already made significant progress. And, we’re going to continue to work on it. You know, it’s hard for me to speculate how long it will take. Whenever you launch a new drug, there’s always at least months before sometimes formularies review, that’s typical of all drugs. So, I don’t want to speculate on a timeframe.

Steve Harr:	All right, thank you very much.

Operator:	Your next question comes from Meg Malloy with Goldman Sachs.

Meg Malloy:

Thanks very much. I have three questions. I guess, the first question is – could you elaborate a little bit more on what you mean by 500 inactive prescriptions. You seemed to kind of gloss over that. I’m a little – wanted to understand what that means and why they this – is that a problem?

And, then related to that, it seems like the average number of prescriptions are down from what you thought they were at the end of the quarter. And, I’m wondering, you know, what’s contributing to that? So, maybe, we can start out with those two questions.

Dani Bolognesi:

All right, Meg, let me start with the last one first and then move to the 500 number. I believe, what we were seeing in the launch in Q2, what we were looking at a figure of 1,000, roughly 1,000 per month was the effect of a initial pent up demand of prescriptions that was basically moving through the system.

And, upon analysis of that situation, post hoc, those – that apparently cleared itself pretty much through the second quarter. So, that after that, what we began seeing was this relatively constant rate of 500 per month. So, we attributed it, in our analysis, we attributed pretty much to initial pent up demand.

Meg Malloy:	So, wouldn’t you say 500 per month started, is that pretty much what you saw July, August, and September each?

Dani Bolognesi:	July, August, and one half of September.

Meg Malloy:	Okay.

Dani Bolognesi:	Yes ma’am. And, number two, now, Walter, would you deal with the 500 patient inactives?

Walter Capone:

Basically, since the time of launch in late March up until the most recent, in mid-September, what we’ve recognized was that about 500 requests for drugs, 500 patient requests are in situations where either doctor or patient circumstances indicate that the drug will no longer be needed or be utilized. So, we think, it’s prudent to take that number out of the total demand of the 5,700 that we’ve seen since inception through mid-September.

Meg Malloy:	What kind of things would cause that?

Walter Capone:

It’s a range that includes patients who’ve since become deceased, physicians who indicate their patients might have gone on to other clinical trials, so they’re not – they can’t go on FUZEON and other issues as well.

George Abercrombie:

And, Walter, this is George. Let me just add, in that bucket were some prescriptions early on faxed in or sent in from physicians who just wanted to make sure these patients were in the queue, not knowing whether they would ultimately be candidates for FUZEON or not.

Walter Capone:	Or when they would be candidates, right.

Meg Malloy:

Okay, and then, if I could, when you talk to doctors – and, you know, a lot of us on the line have spent a lot of time talking to doctors. What is your sense about what they think of as their real candidate population? I mean, clearly, this is intended for advanced patients.

But, you know, when you guys do your own work and your own map, do you have a sense of, you know, what does that really represent? Is that, you know, 10% of the inpatient population, 20% of third line therapy? Do you have any sense of that?

Dani Bolognesi:	George?

George Abercrombie:

Well, I was with a group of prescribers last night. And, I’m not in a position to quantify this, but clearly, unanimously, they acknowledge that the best candidates for FUZEON are the patients who are not at the end of the road. Because, the efficacy data from the clinical trials clearly shows that FUZEON works better and lasts longer if you have one or two active conventional drugs on therapy.

And, these physicians in New York last night all know that. They have seen the data. They are aware of that. And, they have recognized – in fact, some of these doctors last night were saying, as I think someone earlier suggested, they’ve already tried it on a couple of patients and now they know they need to move it up earlier in the treatment armamentarium. Because, that’s what the data shows. And, in fact, they are afraid and know that if they wait too late and they don’t have other actives on board, FUZEON will not offer the same benefit.

Dani Bolognesi:

And, Meg, I think, just to reemphasize that point, what George clearly said in his initial remarks. I think it’s an issue of – with both physicians and patients—being exposed to and having experience with this drug.

We believe those are the embers that are going to catalyze the expansion of this drug into the right populations. But, until they have the experience, until they see what the drug does, and until there is the peer-to-peer and patient-to-patient connection here, we believe those to be really essential drivers of expanding the uptake of FUZEON.

George Abercrombie:

And, one other comment, Dani, you know, unanimously, the doctors I’ve spoken to, who are familiar with the data, recognize that a FUZEON based regimen is better than a non-FUZEON based regimen. And, it’s always better when it’s used earlier.

Meg Malloy:

I respect that and it’s very consistent with the feedback that I’ve gotten. The challenge is that, you know, you’re talking about an injectable agent. And, you’re talking about a patient population that needs to be educated and willing not only to inject but, you know, reconstitute the product. And, I’m trying to get a sense for, you know, at the end of the day, do you have any idea of, you know, what percentage of patients this ultimately might address?

George Abercrombie:	At the end of the day, we believe, the clinical data will prevail and that as experience grows, physicians will see that more and more patients will benefit.

Meg Malloy:	Okay, if I may, just one other question, and then I’ll get back in the queue. How – will you foresee any changes in incentives for your sales reps in terms of promoting FUZEON?

George Abercrombie:

Well, we don’t comment on specific guidelines or attributes of our incentive plan. All I can say is it’s a plan that is devised to ensure that we do the right thing in promoting this product and that they convey information appropriately to physicians, so that patients will benefit. And, we feel very comfortable that our incentive plan is the right one for FUZEON at this time.

Meg Malloy:	Okay, thanks a lot.

Dani Bolognesi:	Let me make a couple of points here. Number one, I want to make sure people understand that when we mention the figure of 500 prescriptions per month in quarter three, we’re talking about 500 new prescriptions, okay, this just to be sure that there’s no confusion about that.

And, that also means new patients not just repeat prescriptions in existing patients. So, those are new patients. Number two, Mr. Abercrombie, is going to be available for about another 10 or 15 minutes. Because, he has an additional engagement that he has to keep tonight. So, if you could direct your remaining questions to him while he is still with us.

Operator:	Your next question comes from Felix Baker with Baker Brothers.

Felix Baker:

Hi, Mr. Abercrombie. Just maybe a bit of a follow up to the question Meg was asking, which is – Roche as an organization, obviously, has a lot of experience with the whole interferon franchise in promoting injectable drugs to a patient population who one might, for various reasons, question whether, you know, they are the most suitable types of patients to be getting injectable products.

And, I’d be curious to know just what were the strategies that were most effective in, you know, basically gaining broader acceptance of those agents in that field and how did that – how can we use those lessons in the case of FUZEON?

George Abercrombie:

Well, first of all, I think, it’s important to be perfectly honest and say, you cannot compare Pegasus or the Interferon market with FUZEON. It’s a totally different market. It’s a totally different situation.

I mean, the Hepatitis C treatment market has been and is an established injectable therapy market, whereas HIV has forever been purely an oral market. So, we’re talking really apples and oranges. And, with Hepatitis C treatment, the duration of therapy is a year or less than a year, not conceivable a lifetime. Now having said that, the lessons that we have learned from Pegasus and Interferon is that you must provide the physician and the office staff with educational support, so they can teach patients how to live with an injectable medicine.

And, we are doing that. And, we’re going do that even more going forward. The second is, you’ve got to work with patients and provide them the support and the reassurance and the education, so they feel comfortable self-administering an injection. To me, those are the two big learnings and really about the only things that are comparable to the Interferon market.

Felix Baker:

And, just to follow up on that, from – if you thought about, therefore, over time, how this market is going to develop, would it be – would you think about FUZEON just being a sort of slow, steady grower over a longer period than, for example, most of the more recently launched HIV drugs, which tend to get, you know, a large percentage of the adoption that they’ll ultimately going to get, you know, in the first, you know, 18 to 24 months of their launch.

George Abercrombie:	Felix, I’m not going to characterize the slope of the curve or the rate of adoption. But, what I can say, that makes us so confident about the future of FUZEON is viral resistance is here to stay.

This is a smart virus. It’s mutating constantly. It has mutated against all of the conventional therapies. And, we see a level of resistance with – I mean, a level of effectiveness with FUZEON and a durability for this class that we think will make it over time a major component of the backbone of treatment therapy.

Felix Baker:

Dr. Abercrombie, maybe I could phrase the question slightly differently. Now that you’re six months into this launch of FUZEON and the launch has been a little bit slower than have been hoped and by Trimeris in any case, could you give us a sense of what you think the – has your long term view of what the market opportunity and the breadth of potential use of FUZEON – you know, how have these first six months and the challenges that you’ve encountered in the launch and the shortfalls to date in patient benefit? And, how does that color your view of what this drug might be in 2005, let’s say?

George Abercrombie:

We have not changed our long-term expectations for the drug. I remind you, it’s still very early in the launch. And, as I said a moment ago, a lot of the focus has been on the logistics of the launch. So, we have not changed our long-term expectations for FUZEON.

Felix Baker:	Thank you very much.

Operator:	Your next question comes from Sharon Seiler with Punk, Ziegel.

Sharon Seiler:

Hi, actually, I was just following up on Felix’s question. I know, that in the past, this has been discussed as a, sort of, you know, billion dollar potential in the mid-term. And, I guess, is Roche still looking at it in those terms?

George Abercrombie:	We’ve provided guidance on peak sales. To be honest with you, I don’t recall what the global guidance has been. But, I can tell you, it has not changed.

Sharon Seiler:

Okay, and I guess, if you could amplify a little bit further on, you know, I mean, you told us to look at it cynically. You told us in the last quarter’s conference call that the prescriptions have ramped up 1,000 per month and that you felt that was sort of a, you know, a good, steady rate.

And, now we’re told that while that seems to have been a ball up of pent up demand and now that 500 patients – how confident do you feel that the projectory of patient demand is not downward rather than flat or upward?

George Abercrombie:

Well, I’ll have to turn to Trimeris on their conference call back in July. But, in terms of the recent trends, the new prescriptions that we have referenced of 500 a month over the past few months is rock solid. So, you know, we do not see a trend downward. We don’t see a trend upward at this point. It’s right in the 500 per month range.

Sharon Seiler:

Okay, and just one other question, if I may. I mean, you know, obviously, retrospective is always more accurate. I mean, do you think that the focus on potential for manufacturing shortfall has influenced, you know, the view of the drug among physicians? Because, in my discussions with physicians, I think, some of them still think that it’s, you know, that even if reimbursement might be addressed that, you know, maybe the drug is still not available or, you know, might not be available for their patients unless they fulfill certain parameters.

George Abercrombie:

Well, one thing you can say, both we and Trimeris were totally transparent before the launch of this drug, totally open about our supply constraints. And, we made it well known and said it in every public venue we were in. And, so I’m sure that had soaked in. And, for some physicians may have caused some reluctance to prescribe. But, we’re making it well known now everywhere that, you know, that we have capacity. We have supply and that should not be a constraint for prescribing.

Sharon Seiler:	Okay, thank you.

Operator:	Your next question comes from Dan Schick with T. Rowe Price Associates.

Kris Jenner:

Hi, it’s actually Kris Jenner and a question for Mr. Abercrombie. You commented on your visit last night with several physicians in the New York metropolitan area. And, they were commenting on their knowledge of the data and that treatment earlier was something that they felt that the data supported. And, I guess, my question is that – like many people on the call who have spoken to physicians, I’ve heard the comment that, in fact, this notion of FUZEON plus two, which is, you get the best results with two other active agents is something you’ve educated physicians on very well.

The only problem is that in many of these very experienced patients, they’re not confident of having two other active agents. And, so in fact, they’re waiting for something like the, you know, the compassionate use program of tipranavir or something of that nature.

Do you – I guess, the question is – are you still confident that such a, you know, a marketing pitch of FUZEON plus two is really to the advantage of the drug?

And, in fact, you’re actually precluding a fair number of patients who may not have another active agent in their optimized background or may only have one. And, in fact, you’re missing a fair number of patients because you’ve, you know, educated physicians that it’s really FUZEON plus two.

George Abercrombie:

Kris, that’s a great question. You know, all that we have done is conveyed the data from the clinical studies. And, we’ve tried to convey which patients will benefit most. We have not excluded those patients who have run out of options, because, clearly, they will benefit from FUZEON therapy. And, we know, we are getting usage for patients who, kind of, who are ready to fall off the edge.

You know, I appreciate what you are saying. You know, I think, we have to stand by the clinical data and make sure doctors know that the earlier the better, the later the less effect you’re going to get. It’s as simple as that. And, so you know, physicians tell us they know that a regimen with FUZEON is better than a regimen without. And, they’re working based on their own experience and the few patients they’ve put on to work that out in their own mind.

Dani Bolognesi:

I think, it’s fair to add, Kris, that that’s not the only message that we’re pushing out there. I mean, the data really speaks to the fact that FUZEON works across the entire range of patients. And, that patients even without of, as you are suggesting, even without additional active drugs derive significant benefit. Number two, even if there’s only one active drug or one partial active drug, there is a very significant benefit.

And, of course as you move up that continuum, you will get even better results. So, I think, the message that we’re trying to deliver currently is that the full range of patients really derive much more benefit from FUZEON containing regiments than those that do not have FUZEON. George, is that right?

George Abercrombie:

Yes, Dani, in fact, we just had our sales force together this week in Houston. And, we trained them, once again, it’s a routine meeting that we normally have for the third trimester. And, we were training them on the ideal patient types according to the package circular. And, it is indeed across the entire range.

Kris Jenner:

Well, I’m not trying to suggest that the data don’t support that. And, it would be, you know, wonderful if over time the drug’s utilization did increase in earlier stage patients. I guess, what I’m really talking about is the nuance of message and the emphasis and, you know, you only have a certain amount of time to kind of position this drug.

And, if the emphasis is on, you know, the more active drugs the better, which is a true statement. Has your emphasis kind of inadvertently perhaps left behind some patients who – don’t have run out of options, because they say, well it’s expensive. It’s twice a day. And, oh by the way, I don’t get that much benefit, that’s really the essence of the question.

George Abercrombie:

I don’t think our emphasis has left out any patient type. You know, educating prescribers, 2,000 prescribers about a totally new therapy doesn’t occur in one sales call. It doesn’t occur in merely two sales calls. It occurs over time. And, it builds on itself through representatives and symposium and CME programs. So, you know, over the course of the full launch period, we’re going to ensure that doctors realize what Dani said and that is that FUZEON benefits the full range of patients.

Kris Jenner:	Okay, thank you.

Operator:	You have a follow up question from Yaron Werber with SG Cowen.

Yaron Werber:

Yes, hi thanks for taking the follow on. Is it fair to say at this point that sort of the desperate patients who are really had no other options and were the deteriorating fairly rapidly are now on the drug? And, from now on, it’s going to pretty much a steady state? And, with efforts, you’re going to re-grow and move the product earlier to these points?

George Abercrombie:

Yaron, you know, as you know, we do not have specific patient information. We are not allowed to know specifics about patients. What we know from doctors is some doctors have patients on who are – who’ve run out of options. Other doctors have patients on who have one or two actives. I mean, you know, the experience is across the board.

Yaron Werber:

And, I noticed in your last press release, you mentioned that the supply capacity is essentially almost going to double in the out years. And, it does appear that if you just maintain the current rate, you’re probably not going to need that much supply. So, are you banking on – I’m assuming, obviously, banking on increasing supply dramatically in the out years. I’m sorry, increasing demand.

George Abercrombie:	Well, you know, our – we are committed to our supply capacity, as we have described in the past. And, we haven’t changed that commitment.

Yaron Werber:	Okay, thank you.

Operator:	You have a follow up question at this time from Meg Malloy with Goldman Sachs.

Meg Malloy:

Yes, thanks for taking the follow up. Just wondering if you could put perspective on the reimbursement front. What percentage of the market today, you think, has been bogged down by high co-pays, that is, if you look at the insurance base? However you can break that down, but just trying to get a better handle on how difficult managed care is.

George Abercrombie:	Well, I don’t have a specific percentage, Meg, or any quantitative estimate of the percent with high co-pays. I mean, if you lump it all together, you know, the issues we have faced.

You know, while there is almost universal coverage, the co-pays and prior authorizations vary. And, in some cases, you may have virtually no co-pay but onerous prior authorization for a payer and that bogs down the speed at which we can get the drug out. So, the mix and match issues vary and I don’t have a firm quantity. But, what I can say is, from today backwards, we feel like we’ve made tremendous progress working with payers and plans. And, we’re going to continue to make progress.

Meg Malloy:	Okay, thank you.

Operator:	You have a follow up question at this time from Steve Harr with Morgan Stanley.

Steve Harr:

Question around and in the fact that you had said that your long-term projections haven’t really changed. Are you still looking into ways to expand manufacturing capacity? Or, has that been put on hold for now?

Dani Bolognesi:

I’ll answer that, Steve. No, the plans remain the same. They are in place, as we have indicated in a recent press release for further expansion of the Boulder facility from a capacity of 3.7 metric tons per year to around 6 metric tons per year in 2005.

Steve Harr:	All right, thank you.

Operator:	You have no further questions at this time.

Dani Bolognesi:

Well, if there are no further questions, I want to thank, first of all, our colleague, Mr. Abercrombie, for actually staying late and helping us through your questions. And, thank all of you for participating at such a short notice. And, we will talk to you again at or about October 15, I believe, it is.

Operator:	This concludes this afternoon’s Trimeris Interim Update Conference Call. You may now disconnect.

END